UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2014

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue
Suite 805
Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 8, 2014, NGL Energy Partners LP (the “Partnership”) entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Partnership, Morgan Stanley Capital Group Inc., a Delaware corporation, and Morgan Stanley Strategic Investments Inc., a Delaware corporation, pursuant to which the Partnership has agreed to acquire (i) TransMontaigne Inc. (“TransMontaigne”), a Delaware corporation and the indirect owner of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P. (“TransMontaigne Partners”), a Delaware master limited partnership traded on the New York Stock Exchange, (ii) the limited partnership units of TransMontaigne Partners indirectly held by Morgan Stanley, amounting to approximately 19.7% of the outstanding units, and (iii) certain entities associated with the TransMontaigne business as well as the related inventory and certain pipeline and contract rights (the “Acquisition”).  The Purchase Agreement contains customary representations, warranties, indemnification obligations and covenants by the parties.  The Acquisition is expected to close in the third quarter of 2014, subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  There can be no assurance that the Acquisition will be completed in the anticipated time frame, or at all, or that anticipated benefits of the Acquisition will be realized.

Item 8.01. Other Events.

On June 9, 2014, the Partnership issued a press release announcing the Acquisition.  The press release is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 9, 2014, announcing the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC,
its general partner

Date: June 9, 2014		By:	/s/ H. Michael Krimbill
H. Michael Krimbill Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated June 9, 2014, announcing the Acquisition.